Exhibit 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Jessica Paar
(617) 368-5074	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2012 RESULTS

BOSTON, MA (11/1/12) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2012 net revenue of $166.4 million, an increase of $31.6 million or 23%, over the same period last year, mainly due to core shipment growth of 17%. Net income for the third quarter was $20.8 million, or $1.53 per diluted share, an increase of $4.5 million, or $0.34 per diluted share, from the third quarter of 2011. This increase was primarily due to volume increases, partially offset by increased investments in advertising, promotional and selling expenses.

Highlights of this release include:

•	Depletions growth of 15% from the comparable 13 week period in the prior year and 11% from the comparable 39 week period in the prior year.

•	Shipments growth and depletion growth were equivalent at 11% from the comparable 39 week periods in the prior year.

•	Gross margin of 56% for the third quarter, 55% year-to-date, and the full year gross margin target remains unchanged at between 54% and 56%.

•	Earnings per diluted share of $1.53 for the quarter and $3.14 year to date.

•	Full year 2012 depletions growth estimate remains unchanged at 8% to 12%.

•	Full year 2012 estimated earnings per diluted share remain unchanged at $3.80 to $4.20.

•	Full year 2012 estimated capital spending narrowed to $65 million to $75 million, from the previously communicated estimate of $55 million to $75 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased with our depletions growth which is attributable to strong sales execution and support from our wholesalers and retailers as well as our great quality beers, innovation capability and strong brands. We believe that craft beer will continue to grow and that we are well-positioned to share in that growth. We released some excellent beers this fall including Samuel Adams Harvest Pumpkin and a new small batch brew Samuel Adams Fat Jack, a double pumpkin and believe that these styles have been favorably received. We remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO, stated, “In the third quarter our depletions growth benefited from strength in our Samuel Adams Seasonal, Twisted Tea and Angry Orchard brands, offset by some slight decline in some of our other Samuel Adams brand styles. Based on the strength of the national rollouts of our Twisted Tea and Angry Orchard brands, and the continuing growth of our Samuel Adams brand family, we have increased the investment levels in our sales force and our support behind our Samuel Adams brand. We expect to continue to increase investments in advertising, promotional and selling expenses behind existing brands and also in innovation, commensurate with the opportunities and the increased competition that we see. During the quarter, we updated our packaging for all Samuel Adams styles and continued the evolution of our brand communication, ‘For the Love of Beer’ that builds on our previous messaging. Also, our higher than normal capital investment projects in 2012 support the increasing complexity of our portfolio and our Freshest Beer Program, and have expanded the capacity and capabilities of our breweries to meet anticipated future growth. These projects have gone well. We expect a similar high level of investment will be needed in 2013, after which we should return to an annual capital investment level of between $30 million and $45 million, including capacity expansion initiatives to accommodate expected growth. We are making appropriate investments in brand-building activities and capital improvements in our brewing and packaging capabilities to position us well for long-term growth and continued efficiency gains. We are prepared to forsake the lost earnings that may result from these investments in the short term.”

Mr. Roper continued, “Alchemy & Science, our craft brew incubator, continues to make progress and explore potential opportunities. Its House of Shandy brand added additional markets and a new style, Tenacious Traveler, while Angel City Brewery launched two new styles on draft in the Los Angeles market, and expects to have its brewery open to the public by the end of the year. These projects have had minimal sales to date. Our 2012 financial projection includes estimated expenses net of gross profit contribution attributable to Alchemy & Science projects of between $3 million and $5 million, but this estimate could change significantly if new projects are added. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand and our wholesalers.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We believe that as a result of our Freshest Beer Program we are delivering better, fresher Samuel Adams beer to our drinkers while lowering wholesaler inventories, reducing costs and improving efficiency throughout the supply chain. We currently have over 70 wholesalers signed up and at various stages of inventory reduction. We have over 50% of our volume on our Freshest Beer Program and believe this could reach between 65% and 75% by the end of 2012. We continue to evaluate whether we can reduce these inventory levels further.”

3rd Quarter 2012 Summary of Results

Depletions grew by 15% from the comparable 13 week period in 2011, primarily due to increases in Angry Orchard®, Samuel Adams® Seasonals, and Twisted Tea® that were partially offset by declines in some other Samuel Adams® styles.

Core shipment volume was approximately 772 thousand barrels, a 17% increase over the same period in 2011. Inventories at wholesalers participating in the Freshest Beer Program are estimated to be lower by 296,000 cases as of the end of the third quarter as compared to the third quarter of the prior year. The Company believes that inventory levels at the end of the third quarter at wholesalers were at appropriate levels when compared to current depletion trends.

Gross margin of 56% was the same as that for the third quarter of 2011. Cost increases in barley, hops, and other ingredients were offset by pricing increases and lower operating costs per barrel due to increased volume and efficiencies.

Advertising, promotional and selling expenses were $8.3 million higher than those incurred in the prior year, primarily as a result of increased investments in local marketing, advertising and point of sale, costs for additional sales personnel, and freight to wholesalers due to higher volumes.

General and administrative expenses increased $2.0 million compared to the third quarter of 2011, primarily due to increases in salary and benefit costs and Alchemy & Science startup costs.

The Company’s effective tax rate for the third quarter of 2012 was approximately 38%.

Year to Date 2012 Summary of Results

Depletions grew by 11% from the comparable 39-week period in 2011, primarily due to increases in Angry Orchard, Samuel Adams Seasonals, and Twisted Tea, that were partially offset by declines in some other Samuel Adams styles.

Core shipment volume was approximately 2.0 million barrels, an 11% increase from the comparable 39-week period in 2011.

Net income decreased $5.7 million, or $0.34 per diluted share, compared to the same period last year, due to the benefit in 2011 of the recall settlement of $0.92 per diluted share and increased investment in 2012 in advertising, promotional and selling expense, partially offset by net revenue increases in 2012.

Advertising, promotional and selling expenses were $14.8 million higher than those incurred in the prior year, primarily as a result of an increase in sales personnel, increased investments in advertising and local marketing and increased costs of freight to wholesalers.

General and administrative expenses increased by $4.9 million over the same period in 2011, primarily due to increases in salary and benefit costs and Alchemy & Science startup costs.

Cash and cash equivalents as of the end of the third quarter totaled $62.8 million.

During the first nine months of 2012, the Company repurchased approximately 120,000 shares of its Class A Common Stock at a cost of approximately $12.6 million. On October 1, 2012, the Board of Directors approved an increase of $25 million to the previously approved $275.0 million share buyback expenditure limit, for a new limit of $300.0 million. The Company repurchased approximately an additional 25,000 shares during the period September 30, 2012 through October 26, 2012 at an approximate cost of $2.7 million. As of October 26, 2012, the Company had approximately $32.9 million remaining on the $300.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 43 weeks ended October 27, 2012 are estimated by the Company to be up approximately 12% from the comparable period in 2011.

Fiscal 2012 Outlook

The Company’s projected full year 2012 earnings per diluted share is estimated to be between $3.80 and $4.20 for the 52 week period ending December 29, 2012. The Company’s actual 2012 earnings per diluted share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions growth of 8% to 12% for the 52 week period ending December 29, 2012 compared against the 52 week period ending December 31, 2011.

•	Shipment growth of 7% to 10% for the 52 week period ending December 29, 2012 compared against the 53 week fiscal period ending December 31, 2011.

•

Estimated aggregate inventory reduction at wholesalers participating in the Freshest Beer Program of between 100 thousand and 300 thousand case equivalents at December 29, 2012 compared against December 31, 2011.

•	Price increases per barrel of approximately 3%.

•	Full-year 2012 gross margin of between 54% and 56%.

•

Full year 2012 increase in advertising, promotional and selling expense, not including any increase in freight costs for the shipment of products to the Company’s wholesalers, now estimated to be between $14 million and $18 million from the previously communicated estimate of $11 million to $15 million. Approximately $10.5 million of this increase has been incurred in the nine months ending September 29, 2012.

•	Full-year 2012 effective tax rate of approximately 38%.

•	Full-year spending on capital investments of between $65 million and $75 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.

Fiscal 2013 Outlook

The Company is in the process of completing its 2013 planning process and will provide further detailed guidance when the Company presents its full-year 2012 results. The Company is currently using the following assumptions and targets for 2013

•	Depletions and shipments growth in the high-single digits.

•	Targeted price increases per barrel of between 1% and 2% to partially offset anticipated barley, hops, other ingredients, packaging freight and processing cost pressures.

•	Full-year 2013 gross margins of between 53% and 55%, due to anticipated price increases not fully covering anticipated cost pressures and some product mix changes.

•

Increased investment in advertising, promotional and selling expenses of between $6 million and $12 million for the full year 2013, not including any increases in freight costs for the shipment of products to the Company’s wholesalers.

•

Increased investments of between $2 million to $3 million for continued investment in existing brands developed by Alchemy & Science, which are included in our full year estimated increases in advertising, promotional and selling expenses. Additional projects yet to be developed or acquired may significantly increase investments in Alchemy & Science and advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 38%.

•	Full-year spending on capital investments of between $55 million and $65 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2011 and December 25, 2010. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, November 1, 2012

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)	(unaudited)		(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011
Barrels sold	778	661	2,013	1,811
Revenue	$180,413	$147,002	$463,033	$404,425
Less excise taxes	13,965	12,189	35,811	33,479

Net revenue	166,448	134,813	427,222	370,946
Cost of goods sold	73,206	58,782	191,788	166,468

Gross profit	93,242	76,031	235,434	204,478
Operating expenses:
Advertising, promotional and selling expenses	47,639	39,334	130,202	115,364
General and administrative expenses	12,293	10,284	36,636	31,689
Settlement proceeds	—	—	—	(20,500)

Total operating expenses	59,932	49,618	166,838	126,553

Operating income	33,310	26,413	68,596	77,925
Other income (expense), net:
Interest income (expense)	24	32	23	35
Other income (expense), net	20	15	(2)	44

Total other (expense) income, net	44	47	21	79

Income before income tax provision	33,354	26,460	68,617	78,004
Provision for income taxes	12,604	10,164	26,023	29,730

Net income	$20,750	$16,296	$42,594	$48,274

Net income per common share - basic	$1.60	$1.26	$3.30	$3.67

Net income per common share - diluted	$1.53	$1.19	$3.14	$3.48

Weighted-average number of common shares - Class A basic	8,715	8,825	8,683	9,036

Weighted-average number of common shares - Class B basic	4,107	4,107	4,107	4,107

Weighted-average number of common shares - diluted	13,452	13,650	13,436	13,868

Other comprehensive income, net of tax:
Comprehensive income	$20,750	$16,296	$42,594	$48,274

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)	(unaudited)
	Sept. 29,	Dec. 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$62,836	$49,450
Accounts receivable, net of allowance for doubtful accounts of $69 and $66 as of September 29, 2012 and December 31, 2011, respectively	34,130	23,233
Inventories	38,140	34,072
Prepaid expenses and other assets	11,175	14,605
Deferred income taxes	4,229	4,363

Total current assets	150,510	125,723
Property, plant and equipment, net	178,493	143,586
Other assets	4,446	1,802
Goodwill	2,538	1,377

Total assets	$335,987	$272,488

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$26,470	$18,806
Current portion of notes payable	62	—
Accrued expenses and other current liabilities	56,925	48,243

Total current liabilities	83,457	67,049
Deferred income taxes	17,330	17,349
Notes payable, less current portion	566	—
Other liabilities	4,215	3,345

Total liabilities	105,568	87,743
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,705,795 and 8,714,931 issued and outstanding as of September 29, 2012 and December 31, 2011, respectively	87	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	153,985	138,336
Accumulated other comprehensive loss, net of tax	(838)	(838)
Retained earnings	77,144	47,119

Total stockholders’ equity	230,419	184,745

Total liabilities and stockholders’ equity	$335,987	$272,488

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)	(unaudited)
	Thirty-nine weeks ended
	September 29, 2012	September 24, 2011

Cash flows provided by operating activities:
Net income	$42,594	$48,274
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,888	13,328
Impairment of long-lived assets	—	22
Loss on disposal of property, plant and equipment	85	117
Bad debt recovery expense (recovery)	3	(60)
Stock-based compensation expense	5,181	4,751
Excess tax benefit from stock-based compensation arrangements	(7,278)	(2,542)
Deferred income taxes	115	221
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(10,900)	(10,710)
Inventories	(4,068)	(4,156)
Prepaid expenses and other assets	1,607	(3,395)
Accounts payable	7,664	5,577
Accrued expenses and other current liabilities	15,250	7,378
Other liabilities	(350)	(882)

Net cash provided by operating activities	64,791	57,923

Cash flows used in investing activities:
Purchases of property, plant and equipment	(49,514)	(12,290)
Cash paid for acquisition of brewery assets	(1,625)	—
Increase in restricted cash	(628)	—
Proceeds from disposal of property, plant and equipment	41	—

Net cash used in investing activities	(51,726)	(12,290)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	(12,569)	(50,871)
Proceeds from exercise of stock options	4,370	1,310
Proceeds from note payable	628	—
Excess tax benefit from stock-based compensation arrangements	7,278	2,542
Net proceeds from sale of investment shares	614	540

Net cash provided by (used in) financing activities	321	(46,479)

Change in cash and cash equivalents	13,386	(846)
Cash and cash equivalents at beginning of year	49,450	48,969

Cash and cash equivalents at end of year	$62,836	$48,123

Supplemental disclosure of cash flow information:
Income taxes paid	$9,173	$25,904

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	338	—
Tradename	401	—
Goodwill	$1,161	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com